Exhibit 99.1

News Release

For Immediate Release:	For More Information,
September 1, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Receives $63.5 Million of Capital
From Small Business Lending Fund

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today that it has received an investment of $63.5 million in the Company’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (“SBLF”).  The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.  The initial dividend rate on the preferred stock is 5%.  Depending on the Company’s success in meeting certain loan growth targets, the dividend rate could go as low as 1% for a period of time.  Based on current loan levels, the Company will continue to pay the 5% rate.

Simultaneously with the receipt of the SBLF funds, the Company redeemed the $65 million of shares of preferred stock issued to the Treasury in January 2009 under the Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program.  The Treasury continues to hold a warrant to purchase 616,308 shares of the Company’s common stock at a price of $15.82.

“We are pleased to have been selected among healthy financial institutions to participate in this important program.  We have completed the SBLF capital infusion in support of our small business lending operations and have repaid the CPP investment,” commented Jerry L. Ocheltree, President and CEO of First Bancorp.  “We believe our participation in the SBLF program is a great opportunity for our company and enhances our ability to meet the credit needs of the small business community in our various markets.”

More details regarding the transactions described above can be found in the Company’s Current Report on Form 8-K that is expected to be filed with the Securities and Exchange Commission (www.sec.gov) by Tuesday, September 6, 2011.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 97 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.